ABN AMRO Funds

File No.: 811-8004

EXHIBIT TO ITEM 77O

Transactions Effected Pursuant To Rule 10f-3

ABN AMRO High Yield Bond Fund

Issuer	Category (1)	3 yrs. operations	Trade Date	Selling Broker	Shares Purch.	Purch. Price	% of Issue (2)

Reliant Energy 6.75% Secured Notes due 12/15/14	Registered Public Offering	Yes	12/14/04	Goldman Sachs	20,000	$100 per share	0.27%

Coventry Health Care	Eligible Rule 144a Offering	Yes	1/21/05	Lehman Brothers	20,000	$100 per share	0.40%

Novelis, Inc.	Eligible Rule 144a Offering	Yes	1/28/05	Citigroup Capital Markets	20,000	$100 per share	0.14%

Artibi Consolidated 8 3/8 15	Registered Public Offering	Yes	3/22/05	Citigroup	40,000	$100 per share	0.89%

ABN AMRO Bond Fund

Issuer	Category (1)	3 yrs. operations	Trade Date	Selling Broker	Shares Purch.	Purch. Price	% of Issue (2)

Albermarle	Registered Public Offering	Yes	1/13/05	UBS	20,020.62	$99.897 per share	0.62%

ABN AMRO Balanced Fund

Issuer	Category (1)	3 yrs. operations	Trade Date	Selling Broker	Shares Purch.	Purch. Price	% of Issue (2)

Albermarle	Registered Public Offering	Yes	1/13/05	UBS	20,020.62	$99.897 per share	0.62%

(1)                  Securities are (i) part of an issue registered under the Securities Act of 1933, as amended (the 1933 Act)that is being offered to the public, (ii) Eligible Municipal Securities (as defined in Rule 10f-3 under the Investment Company Act of 1940, as amended (the Rule)), (iii) securities sold in an Eligible Foreign Offering (as defined in the Rule), or (iv) securities sold in an Eligible Rule 144A Offering (as defined in the Rule).

(2)                 Represents purchases by all affiliated funds: may not exceed (i) if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if an Eligible Rule 144A offering, 25% of the total of (x) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to Qualified Institutional Buyers, as defined in Rule 144A(a)(1) under the 1933 Act, plus (y) the principal amount of the offering of such class if any concurrent public offering.